Exhibit 23(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200794) pertaining to the BP Lower 48 Employee Savings Plan of BP p.l.c. of our report dated June 15, 2017, with respect to the financial statements and schedule of the BP Lower 48 Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Houston, Texas
June 15, 2017